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                         August 29, 2023

       Brent J. Guerisoli
       Chief Executive Officer
       The Pennant Group, Inc.
       1675 E. Riverside Drive, Suite 150
       Eagle, Idaho 83616

                                                        Re: The Pennant Group,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 13,
2023
                                                            File No. 001-38900

       Dear Brent J. Guerisoli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program